EXHIBIT 5.1

                                February 27, 1998

Winnebago Industries, Inc.
P.O. Box 152
Forest City, Iowa 50436

         Re:   Winnebago Industries, Inc.
               Form S-8 Registration Statement

Gentlemen:

         We have acted as special counsel for Winnebago Industries, Inc. ("WINNEBAGO"), in connection with the registration statement on Form S-8 (the "REGISTRATION STATEMENT") of Winnebago which is being filed with the Securities and Exchange Commission on February 27, 1998 covering up to 2,000,000 shares of Winnebago's Common Stock, $.50 par value (the "COMMON STOCK"), issuable to eligible participants in the Winnebago 1997 Stock Option Plan (the "1997 STOCK OPTION PLAN").

         As such counsel, we have examined the Articles of Incorporation and By-laws of Winnebago, the 1997 Stock Option Plan, the Registration Statement and such other corporate documents and records and have made such other inquiries as we have deemed necessary or advisable in order to enable us to render the opinions hereinafter set forth.

         Based on the foregoing, we are of the opinion that:

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                  1. The shares of Common Stock when sold, issued and delivered in the manner and for consideration pursuant to the 1997 Stock Option Plan and as contemplated by the Registration Statement will be validly issued and outstanding, fully paid and nonaccessable shares of Common Stock of Winnebago.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                             Respectfully submitted,